Exhibit 107
Calculation of Filing Fee Table
S-3
(Form Type)
Northwest Natural Holding Company
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered and Carry Forward Securities

		Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid	1	Debt	Junior Subordinated Debentures due September 15, 2055	457(r)	$325,000,000	100.00%	$325,000,000	0.00015310	$49,757.50	0	0	0	0

Fees Previously Paid					0	0	0	0	0	0	0	0	0

Carry Forward Securities

Carry Forward Securities					0	0	0	0	0	0	0	0	0

		Total Offering Amount					$325,000,000		$49,757.50

		Total Fees Previously Paid							$0.00

		Total Fee Offsets							$0.00

		Net Fee Due							$49,757.50
Offering Notes

1
This “Calculation of Filing Fee Table” shall be deemed to update the “Calculation of Filing Fee Table” in Northwest Natural Holding Company’s Registration Statement on Form
S-3
(File
No. 333-281437),
which was filed on August 9, 2024. The prospectus supplement to which this exhibit is attached is a final prospectus for the related offering.